Exhibit 99.1

PRESS RELEASE

Stockholm, Sweden and Mountain View, California – March 1, 2005

ELEKTA & IMPAC PROVIDE UPDATE ON PROPOSED MERGER

Elekta AB (publ) (SSE: EKTAb) and IMPAC Medical Systems, Inc. (NASDAQ: IMPC) today announced that, in connection with the proposed acquisition of IMPAC by an indirect wholly owned subsidiary of Elekta, IMPAC and Elekta filed pre-merger notifications with the Department of Justice and the Federal Trade Commission on January 26, 2005. On February 25, 2005, the parties withdrew their premerger notifications and expect to refile those notifications on March 1, 2005 in order to provide additional time for the Department of Justice’s review of the transaction. As a result of the new filing, the waiting period will expire on March 31, 2005, unless earlier terminated, or extended by a request for additional information and materials by the Antitrust Division or the Federal Trade Commission.

IMPAC also announced that it expects to file shortly its definitive proxy statement for a stockholders’ meeting in late March or early April to approve the proposed acquisition.

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For further information, please contact:

Peter Ejemyr, Group VP Corporate Communications, Elekta AB

Phone: +46 733 611 000, e-mail: peter.ejemyr@elekta.com

Lars Jonsteg, VP Investor Relations North America, Elekta, USA

Phone: +46 708 78 37 35, e-mail: lars.jonsteg@elekta.com

Joseph K. Jachinowski, President and CEO, IMPAC Medical Systems, Inc.

Phone: + 1 650 623 8800, e-mail: joe@impac.com

About IMPAC

Founded in 1990, IMPAC is the leading provider of oncology management software and has expanded its core system to include a complete electronic medical record (EMR) for radiation and medical oncology, digital image management, full-featured practice management, laboratory information systems and cancer registry. IMPAC supports the entire team of healthcare professionals who contribute to the care of the cancer patient. In North America, IMPAC’s systems are installed in over 1,300 oncology centers, over 1,100 cancer registry operations and over 400 pathology laboratories.

IMPAC also provides the ability to connect to multiple healthcare information and imaging systems via the HL7 and DICOM standards. IMPAC’s National Oncology Database™ (NODB) is one of the leading comprehensive longitudinal oncology databases available for cancer research today. More information about IMPAC is available at www.impac.com.

About Elekta

Elekta is an international medical-technology Group, providing highly advanced clinical solutions for high precision radiation treatment of cancer and for non- or minimally invasive treatment of brain disorders. Clinical solutions include among others Leksell Gamma Knife® for non-invasive treatment of brain surgery and Elekta Synergy® for image guided radiation therapy (IGRT) as well as associated software systems.

Elekta’s systems and solutions are used at over 2,000 hospitals around the world to treat cancer and to diagnose and treat brain disorders, including tumors, vascular malformations and functional disorders.

By developing clinical solutions through close collaborative relationships with clinical partners in research and advanced product development, Elekta is addressing the healthcare system’s need for reduced hospitalization costs and also patients’ wish for less traumatic treatment options. All of Elekta’s solutions employ non-invasive or minimally invasive techniques and are therefore clinically effective, gentle on the patient and cost-effective.

Elekta was founded in 1972 and is headquartered in Stockholm, Sweden. The company is listed on Stockholmsbörsen (Stockholm Stock Exchange) under the ticker EKTAb.

More information about Elekta is available at www.elekta.com.

Forward-Looking statements

This press release contains forward-looking statements that involve risks and uncertainties concerning Elekta’s proposed acquisition of IMPAC. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the requirement that IMPAC’s stockholders must approve the transaction, the required receipt of necessary regulatory approvals, including under applicable antitrust laws, other conditions to the closing of the merger, the possibility that the transaction will not close or that the closing may be delayed, and the effect of the announcement of the merger on Elekta’s customer relationships, operating results and business generally, including the ability to retain key employees. Other potential risks and uncertainties include, among others, the reaction of customers of Elekta and IMPAC to the transaction; Elekta’s ability to successfully integrate IMPAC’s operations and employees; and general economic conditions. More information about potential factors that could affect Elekta’s business and financial results is included in Elekta’s Annual Report for fiscal year 2003/04 which are on file with Swedish authorities and available at www.elekta.com/investors or by request from Elekta’s head office. For more information and additional risk factors regarding IMPAC generally, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” contained in IMPAC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2004 and in other reports filed by IMPAC with the SEC.

Additional information about the merger and where to find it

IMPAC has filed a preliminary proxy statement and other documents regarding the proposed merger described in this press release with the SEC. The information contained in these preliminary filings is not complete and may be changed. IMPAC STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT IMPAC, ELEKTA, THE MERGER AGREEMENT

AND THE MERGER. A definitive proxy statement will be sent to stockholders of IMPAC seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by IMPAC with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by IMPAC with the SEC may also be obtained free of cost by directing a request to: Investor Relations, IMPAC Medical Systems, Inc, 100 West Evelyn Avenue, Mountain View, California 94041; or pr@IMPAC.com. You may also read and copy any reports, statements and other information filed by IMPAC at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

IMPAC and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies of IMPAC stockholders in connection with the proposed merger. Certain directors and executive officers of IMPAC may have interests in the merger that are different from, or in addition to, IMPAC’s stockholders generally, including severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of IMPAC common stock generally, and their interests are described in the preliminary proxy statement filed by IMPAC with the SEC.